Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-155247
Dated November 25, 2008

OTHER NOTIFICATIONS

At the request of the National Securities Market Commission (CNMV), Banco Santander hereby repeats certain statements made by the Bank’s Chairman last Sunday in Porto Alegre at a meeting with Grupo Santander executives in Brazil:

“I am very pleased at the way the capital increase is going. It is going very well.

To give you just one piece of data: 80% of minority shareholders with shares deposited with Banco Santander in Spain have already given irrevocable orders to subscribe for the increase. I would like to remind you that we have 24% of the Bank’s capital deposited.

I am convinced that once this capital increase is completed, the Santander share will distinguish itself from the rest. Investors will value Banco Santander’s capital strength and earnings, something that clearly differentiates us in the present context of the market.”

At the close of trading yesterday, 24th November, 90.8% of minority shareholders with shares deposited with Banco Santander in Spain had given irrevocable orders to subscribe for the increase.

Boadilla del Monte (Madrid), 25th November 2008

Banco Santander has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Banco Santander has filed with the SEC for more complete information about Banco Santander and this offering. You may get these documents for free by visiting the SEC web site at www.sec.gov. Alternatively, you may request that the prospectus be sent to you by calling toll-free 1-800- 290-6429.

A Prospectus relating to the Rights Issue was published on 11th November, 2008 and can be accessed on the Company’s website at www.santander.com. The Prospectus gives further details of the New Shares and the Pre-emptive Subscription Rights offered pursuant to the Rights Issue.

This announcement is not a Prospectus but an advertisement and investors should not subscribe for any New Shares or purchase any Pre-emptive Subscription Rights referred to in this announcement except on the basis of the information contained in the Prospectus.

Neither the content of the Banco Santander website nor any website accessible by hyperlinks on the Banco Santander website is incorporated in, or forms part of, this announcement.

Banco Santander,  S.A. - Domicilio Social: Paseo de Pereda, 9-12. 39004 SANTANDER - R. M. de Santander, Hoja 286, Folio 64, Libro 5º de Sociedades, Inscripción 1ª. C.I.F. A-39000013